Exhibit 10.100

ARCHROCK, INC.

LONG-TERM INCENTIVE AWARD NOTICE AND AGREEMENT

Restricted Stock Schedule

Archrock, Inc. (the “Company”) has granted to you (the “Participant”) an equity award (the “Award”) under the Archrock, Inc. 2020 Stock Incentive Plan (as may be amended from time to time, the “Plan”).  All capitalized terms not explicitly defined in the Terms and Conditions and in this Schedule (together constituting the Long-Term Incentive Award Notice and Agreement (the “Award Notice”)) shall have the respective meanings ascribed to them in the Plan.

Grant Date	March 5, 2021
Award Type	Restricted Stock
Important Documents	Archrock, Inc. 2020 Stock Incentive Plan 2020 Stock Incentive Plan Prospectus
Vesting Schedule

One-third of the Award will vest on each of the following dates:  March 5, 2022, March 5, 2023 and March 5, 2024 (each such date a “Vest Date”).

Except as set forth below, you must remain in continuous service as an Employee of the Company or one of its Affiliates at all times from the Grant Date up to and including the applicable Vest Date for the applicable portion of the Award to vest.

Stockholder Rights

The Company will register the shares of Restricted Stock in your name. You will have the right to vote your shares of Restricted Stock; however, the Company will withhold delivery of your shares until they are vested.

Termination of Service – Voluntary or Involuntary

If you terminate employment for any reason (other than death or Disability), the unvested portion of your Award (after taking into account any accelerated vesting that occurs in connection with such termination, if any) will be automatically forfeited on the date of such termination unless the Committee directs otherwise.

Termination of Service – Death or Disability	If you terminate employment due to death or Disability, the unvested portion of your Award will immediately vest in full and all restrictions applicable to your Award will cease as of that date.
Termination of Service Following a Change of Control

Notwithstanding anything to the contrary in this Award Notice, if your status as an Employee of the Company or an Affiliate is terminated on or within 18 months following the date a Corporate Change is consummated (i) by the Company or an Affiliate without Cause or (ii) by you for Good Reason (as defined below) then the unvested portion of your Award as of the date of your Termination of Service as an Employee will immediately vest in full and all restrictions applicable to your Award will cease as of the date of your Termination of Service as an Employee.

If your status as an Employee is terminated by the Company or an Affiliate with Cause or by you without Good Reason on or after the date a Corporate Change is consummated, then the unvested portion of your Award will be automatically forfeited on the date of your Termination of Service as an Employee.

Unless otherwise provided in a written agreement between the Company or an Affiliate and you, “Good Reason” means the occurrence of any of the following without your express written consent:

(i)
A reduction of 10% or more of your base salary;
(ii)
Your being required to be based at any other office or location of employment more than 50 miles from your primary office or location of employment immediately prior to the Corporate Change; or
(iii)
The willful failure by the Company or an Affiliate to pay you your compensation when due;

provided, however, unless otherwise provided in a written agreement between the Company or an Affiliate and you, that Good Reason does not exist with respect to a matter unless you give the Company or an Affiliate, as applicable, a notice of termination due to such matter within 20 days of the date such matter first exists.  If you fail to give a notice of termination timely, you shall be deemed to have waived all rights you may have under this Award Notice with respect to such matter.  The Company or an Affiliate will have 30 days from the date of your notice of termination to cure the matter.  If the Company or an Affiliate cures the matter, your notice of termination shall be deemed rescinded.  If the Company or an Affiliate, as applicable, fails to cure the matter timely, your status as an Employee shall be deemed to have been terminated by the Company or its Affiliate, as applicable, for Good Reason at the end of the 30-day cure period.

Dividends / Dividend Equivalent Rights	You will have the right to receive dividends, if any, with respect to your Restricted Stock, regardless of vesting. Dividends will cease to be paid upon the forfeiture or sale of shares.
Payment	Upon each Vest Date, the shares of Restricted Stock that become vested will be released to you without restriction and recorded as income to you (valued at the Fair Market Value on the Vest Date).
83(b) Election

In lieu of recording income on each Vest Date, you may make a Section 83(b) election, in which case, the grant date Fair Market Value of the Award will be recorded as income and will be taxable to you as of the grant date. You must provide a copy of such election to the Company promptly after filing such election with the IRS.  You are encouraged to seek the advice of a tax planning professional prior to making a Section 83(b) election.

ARCHROCK, INC.

LONG-TERM INCENTIVE AWARD NOTICE AND AGREEMENT

Terms and Conditions

Archrock, Inc. (the “Company”) has granted to you (the “Participant”) an equity award (the “Award”) under the Archrock, Inc. 2020 Stock Incentive Plan (as may be amended from time to time, the “Plan”).  All capitalized terms not explicitly defined in these Term and Conditions and the Schedule (together constituting the Long-Term Incentive Award Notice and Agreement (the “Award Notice”) but defined in the Plan shall have the respective meanings ascribed to them in the Plan.

The material terms of your Award are provided below and in the Schedule.

1.No Right to Continued Service. Nothing in this Award Notice guarantees your continued service as an Employee, Director or other service provider of the Company or any of its Affiliates or interferes in any way with the right of the Company or its Affiliates to terminate your status as an Employee, Director or other service provider at any time.
2.Non–Transferability.  Prior to vesting, you cannot sell, transfer, pledge, exchange or otherwise dispose of your Award except as otherwise set forth in Paragraph XV(i) of the Plan.
3.Data Privacy. You consent to the collection, use, processing and transfer of your personal data as described in this paragraph.  You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address, telephone number, date of birth, social security number, social insurance number, etc. (“Data”)) for the purpose of implementing, administering, and managing the Plan.  You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  You authorize the Company, its Affiliates, and any third parties assisting the Company and/or its Affiliates to receive, possess, use, retain and transfer the Data, in electronic or other form, for these purposes.  You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company.  You further understand that withdrawing your consent may affect your ability to participate in the Plan.
4.Withholding. Your Award, and any Dividend Equivalents with respect to the Award paid as compensation income, is subject to applicable income and/or social insurance tax withholding obligations, including, without limitation, any applicable FICA, employment tax or other social security contribution obligations, state and local taxes (the “Required Withholding”).

To satisfy the Required Withholding for Employees, the Company and its Affiliates shall withhold

a.a sufficient amount of cash payable to you in connection with the payment of Dividend Equivalents, and

b,prior to the delivery of shares of Common Stock, a sufficient number of shares otherwise issuable to you (which shall be determined in a manner consistent with the Plan and, as determined by the Committee in its discretion, in an amount no less than the minimum and no greater than the maximum Required Withholding) with all such shares valued at their Fair Market Value on the date of vesting.

If you are a Director or non-employee Contractor, the Company and its Affiliates shall not withhold cash or shares of Common Stock pursuant to this Award and any associated Dividend Equivalents; the payment of the Required Withholding shall be the responsibility of such individual.

5.Plan Governs.  This Award Notice is subject to the terms of the Plan, a copy of which is available at no charge by accessing your account or which will be provided to you upon request as indicated herein.  All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan, are hereby incorporated into this Award Notice, including, but not limited to, Paragraphs XV(l) (“Section 409A of the Code”) and XV(j) (“Clawback”) thereof. In the event of a discrepancy between this Award Notice and the Plan, the Plan shall govern.
6.Adjustment.  This Award shall be subject to adjustment as provided in Article XIII of the Plan.
7.Modifications.  This Award Notice can be amended at any time in a writing signed by you and the Company; provided, however, the Company may amend this Award Notice without your written or electronic consent if the amendment is not adverse to your rights under this Award Notice or the Plan.
8.Conformity to Applicable Law. You acknowledge that the Plan and the Award Notice are intended to conform to the extent necessary with all applicable laws, including, without limitation, the provisions of the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted, only in such a manner as to conform to applicable law.  To the extent permitted by applicable law, the Plan and the Award Notice shall be deemed amended to the extent necessary to conform to applicable law.
9.Choice of Law.  All questions pertaining to the interpretation, validity, enforcement and performance of this Award Notice shall be construed in accordance with, and be governed by, the laws of the State of Texas, without giving effect to the choice of law principles thereof.
10.Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Award Notice, if you are subject to Section 16 of the Exchange Act, the Plan, the Award and the Award Notice shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by applicable law, the Award Notice shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
11.Electronic Delivery.  The Company may deliver any documents related to the Award granted under this Award Agreement and participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan and sign the Award Agreement through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Failure to accept the Award according to the means and within the timeframe prescribed will result in forfeiture of the Award.
12.Additional Information.  If you require additional information concerning your Award, contact the Company’s Stock Plan Administrator at mystock@archrock.com or UBS at 713.654.4738.